Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Jean C. Neel
Vice President — Corporate Affairs
Haynes International, Inc.
765-456-6489

HAYNES INTERNATIONAL, INC. AND USW REACH TENTATIVE AGREEMENT

KOKOMO, IN, July 1, 2013 — Haynes International, Inc. (Nasdaq: HAYN) announced today that the Company has reached a tentative five year agreement with the leadership of the United Steelworkers Local 2958 (USW).  The agreement covers approximately 505 employees at the Company’s Kokomo, Indiana plant and Lebanon, Indiana service center.  Before it becomes effective, the tentative agreement must be ratified by the USW membership.  The USW has informed the Company that it will take the tentative agreement to its membership for a ratification vote as early as July 3, 2013.  Until the ratification process is complete, bargaining unit employees will continue to work under the existing collective bargaining agreement.

“We are very pleased to have a tentative agreement,” said Jean C. Neel, Vice President — Corporate Affairs.  “If ratified, this five year agreement between Haynes and the USW will represent a strong statement that both the Company and the USW are making a long-term commitment to our employees, customers and shareholders.  We hope for a successful outcome when the local union members vote on the agreement.”

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, nickel- and cobalt-based high-performance alloys, primarily for use in the aerospace, chemical processing and land-based gas turbine industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.